UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2004

LITHIUM TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (610) 940-6090

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Effective December 1, 2004, the Board of Directors of Lithium Technology Corporation (the “Company”) approved the expansion of the Company’s Board of Directors to eleven members and the appointment of two additional directors. The two new directors are John J. McGovern and Andrew J. Manning.

Mr. McGovern is the Chairman and Managing Director of Bridgehead Partners, LLC (“Bridgehead Partners”), a professional management and financial advisory services firm that was started in January 2002. Bridgehead Partners has been providing services to the Company in connection with financial reporting and related matters since June 2004. Mr. McGovern has been the Chief Financial Officer of the Company since June 25, 2004.

From November 1999 until December 2001, Mr. McGovern served as the Senior Vice President & Chief Financial Officer of Multex.Com, Inc., a NASDAQ listed, internet based investment information and technology provider to the financial services industry. From August 1997 until November 1997, Mr. McGovern served as Chief Financial Officer, and from December 1997 until April 1999, as President and Chief Executive Officer, of Northsound Music Group, Inc., a producer and marketer of C.D. and cassette audio products to retailers. From December 1995 until August 1997 Mr. McGovern was the Managing Director and founding member of JJM Group, L.L.C., an investment banking firm. Prior to JJM Group, L.L.C., Mr. McGovern was President and Chief Executive Officer of Axel Electronics Inc./Sigmapower, Inc. subsidiaries of FPBSM Industries Inc., a defense electronics design and manufacturing firm. Mr. McGovern has also worked for Merrill Lynch & Co. Inc. and Coopers & Lybrand. Mr. McGovern received his MBA from Columbia University and BS from Monmouth College. Mr. McGovern is a C.P.A. in the State of New Jersey (inactive).

The Company entered into a services agreement with Bridgehead Partners pursuant to which Bridgehead Partners is required to devote an average of approximately 75 hours per month to the performance of the financial reporting and related services. The Bridgehead Partners services agreement provides for a $10,000 per month retainer and a performance bonus of not less than $50,000 payable at the end of the initial term of the engagement in the event Mr. McGovern is instrumental in the success of the Company’s private placement. Bridgehead Partners is also entitled to earn five year warrants for 100,000 shares of the Company with a strike price of $1.91 which will vest in 2 tranches, one half at the start of the engagement and one half on January 1, 2005 in the event the services agreement between the Company and Bridgehead Partners is extended beyond the initial term.

The Bridgehead Agreement, has an initial term of June 1, 2004 to December 31, 2004, and may be extended by the Company beyond the initial term upon the approval of the Company’s Board of Directors.

Andrew J. Manning, Ph.D. has served as the Company’s Executive Vice President since January 2002. Dr. Manning joined the Company in 1994 as Director of Process Development, and was Vice President of Manufacturing from October 1999 to January 2001. Dr. Manning has over 25 years of experience in process development, process engineering, and new plan design and start-up. Dr. Manning has held various technology management positions in thin-film industries, including Director of Manufacturing Technologies at Congoleum, and Director of Research and Engineering for Tarkett, where he was responsible for process and equipment involving coating, saturation, lamination, and substrate handling. Dr. Manning has a broad technical background, including polymers, non-woven, thermal processing and synthetic minerals. He has related experience at Celanese and Pfizer. Dr. Manning received both his Ph.D. and B.S. degrees in Chemical Engineering from Cornell University.

The Company has entered into an Employment Agreement with Dr. Manning, for a period of three years commencing as of January 1, 2002. Dr. Manning received a salary of $97,308 per year until the first closing of the share exchange between the Company and GAIA Holding, which was increased to $175,000 per year thereafter. The agreement provides that during each fiscal year, Dr. Manning will be eligible to receive a target bonus of up to 30% of his annual salary.

The Employment Agreement with Dr. Manning (the “Executive”) includes the following. In the event the Executive’s employment is terminated by the Company other than for cause, death or disability, then under the Employment Agreement: (i) the Company will continue to pay to the Executive his then annual salary for the remainder of the term or for six months (whichever is longer) in one lump sum within 30 days after the termination date, (ii) the Executive will be entitled, during the period for which such severance is being paid, to receive all benefits under the Company’s medical insurance, disability insurance, life insurance and other benefit plans as are then in effect for its executives and (iii) all then exercisable and unexercisable options will immediately become exercisable on the date of termination, and will remain exercisable in accordance with the terms of the applicable stock option plan and agreement. Cause is defined as the breach or continued gross neglect by the Executive, or gross negligence or willful misconduct by the Executive in the performance of any of his duties or obligations under the Employment Agreement.

In the event that the Executive’s employment is terminated for cause, disability, death or by the resignation of the Executive, (i) the Executive’s employment under the Employment Agreement will cease (upon 30 days notice in the event of disability), (ii) the Company will pay the Executive his accrued and unpaid salary, accrued vacation time and expense reimbursement through the date of termination and (iii) all options will be treated in accordance with the terms of the applicable stock option plan and agreement pursuant to which such options were granted, provided that in the event of the death of the Executive all options (whether vested or unvested) will be transferred in accordance with the Executive’s will and become exercisable for a period of 36 months from the date of death, subject to the terms of the applicable stock option plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date: December 7, 2004

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ John J. McGovern
Name:	John J. McGovern
Title:	Chief Financial Officer